UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 29, 2019

ACM Research, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38273	94-3290283
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

42307 Osgood Road, Suite I
Fremont, California	94539
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (510) 445-3700

Not Applicable
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	ACMR	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934:         Emerging growth company  ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☑

Unless the context otherwise requires, references in this report to “we,” “our” and similar terms refer to ACM Research, Inc. and its subsidiaries. References to “ACM Research” refer to ACM Research, Inc. and references to “ACM Shanghai” are to ACM Research (Shanghai), Inc. For purposes of this report, amounts in Renminbi, or RMB, have been translated into U.S. dollars solely for the convenience of the reader. Unless otherwise indicated, the translations have been made at the conversion rate of RMB 7.03262 to U.S. $1.00 effective as of November 29, 2019 (source: State Administration of Foreign Exchange of the People’s Republic of China).

Item 1.01.	Entry into a Material Definitive Agreement.

Background: STAR Listing and Initial Financing

On June 17, 2019, we announced our intention to complete:

•	a listing, which we refer to as the Listing, of shares of ACM Shanghai on the Shanghai Stock Exchange’s Sci-Tech innovAtion boaRd, known as the STAR Market; and

•
a concurrent initial public offering, which we refer to as the STAR IPO, of ACM Shanghai shares in the People’s Republic of China, or the PRC, at a pre-offering valuation of not less than RMB 5.15 billion ($732.2 million).

We believe the listing of ACM Shanghai shares on the STAR Market will help us scale our business in mainland PRC, as we continue to seek to broaden our markets in Europe, Japan, Korea, Taiwan and the United States. Our global headquarters will continue to be located in Fremont, California, and we are committed to maintaining the listing of ACM Research Class A common stock on the Nasdaq Global Market.

To qualify for the Listing, ACM Shanghai must have multiple independent shareholders in the PRC. As an initial step in qualifying for the Listing, on June 12, 2019 ACM Shanghai entered into agreements with seven investors, or the Initial Tranche Investors, pursuant to which the Initial Tranche Investors purchased ACM Shanghai shares for a total of RMB 187.9 million ($27.3 million as of June 12, 2019).

For additional information regarding the proposed Listing and STAR IPO and the initial financing tranche, please see the disclosures included in our prior filings with the Securities and Exchange Commission, including our Current Report on Form 8-K filed on June 18, 2019 and our Quarterly Reports on Form 10-Q for the quarterly periods ending June 30, 2019 and September 30, 2019 filed on August 12, 2019 and November 13, 2019, respectively.

Second Financing Tranche

On November 29, 2019:

•
ACM Research and ACM Shanghai entered into a capital increase agreement, or the Second Capital Increase Agreement, with each of the Initial Tranche Investors and with eight PRC-based investment firms, including Shanghai Integrated Circuit Industry Investment Fund Co., Ltd, Shanghai Pudong Emerging Industry Investment Co., Ltd., and Shanghai Zhangjiang Technology Venture Capital Co., Ltd., or collectively the Second Tranche Investors; and

•	ACM Shanghai entered into an agreement, or the Second Supplemental Agreement, with each of the Second Tranche Investors.

Second Capital Increase Agreement

Under the Second Capital Increase Agreement, the Second Tranche Investors agreed to acquire shares of ACM Shanghai, which we refer to as Additional Placement Shares, for an aggregate of RMB 228.2 million ($32.4 million) at a purchase price of RMB 13 for each share (each RMB 1 of ACM Shanghai registered capital), which is the same purchase price per share paid by the First Tranche Investors. The purchase price paid by the Second Tranche Investors was based on a pre-investment enterprise valuation of ACM Shanghai of RMB 4.84 billion ($688.9 million).

ACM Shanghai is obligated under the Second Capital Increase Agreement to seek to obtain all governmental approvals required for the capital increase by no later than December 30, 2019. Under the Second Capital Increase Agreement, if ACM Shanghai does not receive those governmental approvals by such date, ACM Shanghai may extend the deadline, upon agreement from each of the Second Tranche Investors.

Following the issuance of the shares to the Investors, 91.7% of the outstanding shares of ACM Shanghai will be owned by ACM Research, 3.8% will be owned by the First Tranche Investors and 4.5% will be owned by the Second Tranche Investors. The board of directors of ACM Shanghai will then consist of nine members, seven of whom will be nominated by ACM Research and two of whom will be nominated by two of the Second Tranche Investors (one each by Shanghai Integrated Circuit Industry Investment Fund Co., Ltd and Shanghai Pudong Emerging Industry Investment Co., Ltd.).

Second Supplemental Agreement

If ACM Shanghai does not officially submit the application documents for the Listing to the Shanghai Stock Exchange by December 31, 2022, each Second Tranche Investor will have the right to require that ACM Shanghai repurchase, and ACM Shanghai will have the right to require that each Second Tranche Investor sell to ACM Shanghai, such Second Tranche Investor’s Additional Placement Shares for a price equal to the initial purchase price paid by the Second Tranche Investor, without interest.

We have determined, voluntarily and not pursuant to any requirement of the Second Capital Increase Agreement or Second Supplemental Agreement or any other contractual or legal obligation, that pending either (a) ACM Shanghai's submission of the application documents for the Listing to the Shanghai Stock Exchange or (b) application to repurchase such Additional Placement Shares, ACM Shanghai will deposit, and hold in reserve, all of the proceeds received from the sale of Additional Placement Shares in segregated cash and cash-equivalent accounts or will invest those proceeds in short-term, investment-grade, interest-bearing instruments.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ACM RESEARCH, INC.

	By:	/s/ Mark McKechnie
Mark McKechnie
Chief Financial Officer and Treasurer
Dated: December 17, 2019